Exhibit 99.1

JoAnn W. Rumelhart, Executive Vice President - Farm Bureau Life, to Retire

Richard J. Kypta, Senior Vice President, General Counsel & Secretary, to Assume Additional Responsibilities

WEST DES MOINES, Iowa--(BUSINESS WIRE)--FBL Financial Group, Inc. (NYSE:FFG) today announced that JoAnn W. Rumelhart, Executive Vice President - Farm Bureau Life, will retire from FBL Financial Group on July 1, 2008, after nearly 30 years with the company. Effective March 1, 2008, Richard J. Kypta, currently Senior Vice President, General Counsel & Secretary, will assume the responsibility of management of Farm Bureau Life Insurance Company in addition to his current responsibilities.

“Throughout JoAnn’s tenure with FBL Financial Group, she has demonstrated tremendous loyalty and dedication to our companies and has always led by example,” said Jim Noyce, Chief Executive Officer. “JoAnn deserves substantial credit for the success of FBL Financial Group and Farm Bureau Life Insurance Company. She will be greatly missed.”

Kypta joined FBL Financial Group in August 2007 after 13 years with Aviva USA Corporation where he held a number of senior management positions, including as Senior Vice President with responsibility for Payout Annuities Marketing and most recently as Senior Vice President & Chief Operating Officer. Prior to Aviva USA, Kypta spent 16 years with AEGON Insurance Group’s U.S. operations and held a number of positions, including as Senior Vice President - Administration for AEGON’s Advanced Products Division. Kypta holds a B.S. degree from Georgetown University, a M.S. degree from Johns Hopkins University and a J.D. degree from the University of Maryland’s School of Law.

“Rich will be a strong leader for Farm Bureau Life Insurance Company. He has demonstrated his leadership capabilities since joining FBL Financial Group last summer and he has extensive operational experience,” Noyce added. “I’m confident that the transition will be smooth as Farm Bureau Life has a very strong team in place and JoAnn will be able to provide guidance and assistance during her last months with FBL.”

Rumelhart joined FBL in 1978 and held numerous actuarial and operational positions of increasing responsibility before being named to the FBL Financial Group management team in 1992 and to her current position in 2000. She holds a B.S. degree in mathematics from Iowa State University and completed actuarial science graduate work at Drake University. She is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. She is also a Registered Representative and a Registered Principal with the Financial Industry Regulatory Authority.

Rumelhart has been active in many industry activities throughout her career, including serving as a member of the Executive Development Committee Task Force for LIMRA International, LIMRA's North American Advisory Council, and as Secretary/Treasurer, Vice President and President of the Des Moines Actuaries Club. She is currently on the Dean's Advisory Council for Iowa State University's College of Liberal Arts and Sciences and the Board of Directors of the Make-A-Wish Foundation of Iowa.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL’s subsidiaries underwrite, market and distribute life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

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CONTACT:
FBL Financial Group, Inc.
Kathleen Till Stange, Investor Relations Vice President,
515-226-6780
Kathleen.TillStange@FBLFinancial.com